Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Senomyx, Inc. for the registration of its securities to be filed on October 6, 2005 and to the incorporation by reference therein of our report dated February 14, 2005, with respect to the financial statements of Senomyx, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 3, 2005